AGENCY AGREEMENT

October 30, 2006

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, CO, 80111- 3220

Attention: R. David Russell, CEO

Dear Sirs:

In furtherance of a letter agreement (the "Letter Agreement") between Apollo Gold Corporation (the "Corporation") and Regent Mercantile Bancorp Inc. ("Regent") dated as of October 11, 2006, and a letter agreement (the "Co-Agent Letter Agreement") between Regent and Limited Market Dealer Inc. ("LMD") dated as of October 12, 2006, the Agents hereby agree to act as sole and exclusive agent for sale by way of a private placement, on a best efforts basis, and pursuant to the Registration Statement, the Base Prospectus and the Prospectus Supplement (all as defined below) in the Non-US Jurisdictions (as defined below) of up to 2,222,221 units (the"Flow-Through Units") of the Corporation at a price of $0.45 per Flow-Through Unit, each Flow-Through Unit comprised of one focussed flow-through share (a "Flow-Through Share") and one-half (1/2) of one common share ("Common Share") purchase warrant in the capital of the Corporation (a "Warrant"), each whole Warrant exercisable at $1.00 per Common Share for up to 12-months following the Closing (defined below) and $1.15 thereafter for up to 24-months, for gross proceeds of up to $999,999.45 (the "Offering").

As further set out in Section 2 of this Agreement, as consideration for the services of the Agents in connection with the Offering, the Corporation agrees to pay the Agent Fees (as defined below) equal to 7.5% of the aggregate Gross Proceeds of the Offering payable at Closing by certified cheque or bank draft. Also, the Offering will also consist of the Compensation Warrants (as defined below) that are issuable on the Closing and are exercisable for a period of 24-months following the Closing (as defined below). The Compensation Warrants will allow the Agents to purchase that number of Flow-Through Units of the Corporation consisting of one Agent Common Share and one-half (1/2) of an Agent Warrant ("Compensation Units") which is equal to 7.5% of the aggregate Flow-Through Units that are placed under the Offering. The exercise price of the Compensation Warrants will be $0.45.

The Flow-Through Units, and Flow-Through Shares and Warrants underlying the Flow-Through Units, as well as the Compensation Warrants are known herein as the "Offered Securities".

It is understood that the sale of the Offered Securities will take place (i) in British Columbia, Alberta, and Ontario (the "Offering Provincial Jurisdictions"); and (ii) in other jurisdictions as may be agreed to by the Corporation, provided that the Corporation is not required to file a prospectus or other disclosure document or become subject to continuing obligations in such other jurisdictions, in each case in accordance with the provisions of this Agreement.

INTERPRETATION

Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

"Affiliates" shall have the meaning in Subsection 1(2) of the Securities Act (Ontario).

"Agents" means Regent Mercantile Bancorp Inc. and Limited Market Dealer Inc.

"Agent Common Shares" means the Common Shares of the Corporation issuable upon the exercise of the Compensation Warrants.

"Agent Fees" shall have the meaning ascribed thereto in subsection 2(a) of this Agreement.

"Agents' Personnel" has the meaning ascribed thereto in Section 10 of this Agreement.

"Agent Warrants" means the Warrants issuable upon the exercise of the Compensation Warrants that are exercisable for a period of up to 24-months from the date of the issuance of the Compensation Warrants from which they derived.

"Agreement" means this agreement resulting from the acceptance hereof by the Corporation.

"AMEX" means the American Stock Exchange.

"Applicable Securities Laws" means, collectively, the applicable securities laws of the Offering Jurisdictions, the regulations, rules, rulings and orders made thereunder, the applicable published policy statements issued by the Securities Commissions thereunder and the securities legislation and published policies of such other jurisdiction, the securities laws of which are applicable to the sale of the Offered Securities on the terms and conditions set out in this Agreement.

"Base Prospectus" means the prospectus filed with the Registration Statement.

"Business Day" shall mean any day except Saturday, Sunday or a statutory holiday in Toronto, Ontario and Denver, Colorado.

"Canadian Offering Memorandum" means the Canadian offering memorandum dated the date hereof, which includes the Base Prospectus and the Prospectus Supplement.

"Closing Date" or "Closing" means October 30, 2006.

"Common Shares" means the common shares in the capital of the Corporation.

"Compensation Units" shall have the meaning given on page 1 hereof.

"Compensation Warrants" has the meaning given in Section 2(c) of this Agreement.

"Corporation" means Apollo Gold Corporation.

"Co-Agent Letter Agreement" shall have the meaning given on page 1 hereof.

"Disclosure Documents" means, collectively, all of the documentation which has been filed by or on behalf of the Corporation or any predecessor thereto since December 31, 2001 with the relevant securities regulatory authorities pursuant to the requirements of Applicable Securities Laws, including all press releases and financial statements filed on SEDAR and all filings with the SEC.

"Exchange" means the Toronto Stock Exchange.

"Financial Statements" shall have the meaning ascribed thereto in subsection 4(aa) of this Agreement.

"Gross Proceeds" means the gross proceeds raised from the sale of the Offered Securities.

"Hazardous Substances" shall have the meaning ascribed thereto in subsection 4(gg) of this Agreement.

"Indemnified Party" shall have the meaning ascribed thereto in Section 10 of this Agreement.

"Letter Agreement" has the meaning given on page 1 hereof.

"Material Agreement" shall have the meaning ascribed thereto in subsection 4(m) of this Agreement.

"material change" means a material change for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities and includes a decision to implement such a change made by the Corporation's board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable.

"material fact" means a material fact for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation's securities.

"misrepresentation" means a misrepresentation for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement that is not misleading in light of the circumstances in which it was made.

"Non-US Offering Jurisdictions" means the Offering Jurisdictions other than the United States.

"Offered Securities" has the meaning given on page 1 hereof.

"Offering" has the meaning given on page 1 hereof.

"Offering Provincial Jurisdictions" has the meaning given on page 1 hereof.

"Offering Jurisdictions" means the Offering Provincial Jurisdictions where Offered Securities are being sold and any other jurisdiction in which Offered Securities are sold.

"person" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof.

"Permitted Encumbrances" means the permitted encumbrances set out in Schedule "F".

"Private Placement Exemptions" means the "accredited investor" exemption under section 2.3 of National Instrument 45-106 - Prospectus and Registration Exemptions.

"Prospectus Supplement" means the prospectus supplement that the Corporation agrees to file with the SEC supplementing the Base Prospectus to register the Flow-Through Units and the Compensation Warrants and the securities underlying the Flow-Through Units and the Compensation Warrants for distribution to the Subscribers and the Agents, respectively.

"Purchasers" means, collectively or individually, those persons or companies who are purchasing the Offered Securities as contemplated herein.

"Registration Statement" means the shelf registration statement filed September 22, 2004 Registration No. 333-119198 pursuant to SEC Rule 415 and declared effective on October 5, 2004 that the Corporation filed with the SEC allowing for the sale of up to $100,000,000 of securities of the Corporation.

"Regulation D" means Regulation D promulgated by the SEC pursuant to the U.S. Securities Act.

"Regulation S" means Regulation S promulgated by the SEC pursuant to the U.S. Securities Act.

"SEC" means the United States Securities and Exchange Commission.

"Securities Commissions" means the applicable securities regulatory authorities in the Offering Jurisdictions.

"Significant Interest Companies" means those companies in which the Corporation holds 10% or more of the outstanding voting securities.

"Subscription Agreements" means the subscription agreements to be entered into between the respective Purchasers and the Corporation in respect of the Offering.

"Subsidiaries" means, collectively, the subsidiaries of the Corporation the particulars of which are set out in subsection 4(c) hereof and "Subsidiary" means any one of them.

"Time of Closing" means time of the Closing.

"Transfer Agent" means CIBC Mellon Trust Company.

"Flow-Through Unit" has the meaning given on page 1 hereof.

"United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"Warrant" has the meaning given on page 1 hereof.

"Warrant Share" means the Common Shares issuable on the exercise of the Warrants.

The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement. Unless otherwise expressly provided, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision herein.

The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule "A" - Term Sheet

Schedule "B" - List of Options, Warrants and Other Convertible Securities

Schedule "C" - List of Subsidiaries

Schedule "D" - Exceptions to Representations and Warranties of the Corporation

Schedule "E" - Interest of Insiders in Material Transactions

Schedule "F" - Permitted Encumbrances

1.	Nature of Transaction

(a)
Each Canadian Purchaser shall purchase Offered Securities under a Private Placement Exemption. The Agents will notify the Corporation with respect to the identity of any Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Corporation to secure compliance with all relevant regulatory requirements of the applicable Offering Jurisdictions relating to the sale of the Offered Securities and, in any event not later than 12:00 p.m. (Toronto time) on the day before the Closing Date. The Corporation undertakes to file or cause to be filed all forms or undertakings required to be filed by the Corporation and to pay all filing fees in connection with the purchase and sale of the Offered Securities so that the distribution of such securities may lawfully occur without the necessity of filing a prospectus or an offering memorandum (apart from the Canadian Offering Memorandum distributed in conjunction with the base Prospectus and the Prospectus Supplement) in Canada or comparable document elsewhere. The Agents undertakes to use commercially reasonable efforts to cause Purchasers to complete any forms required by Applicable Securities Laws if so required.

(b)
It is understood and agreed that the Agents may arrange for Purchasers of the Offered Securities in jurisdictions other than Canada, on a private placement basis, provided that the sale of such Offered Securities in such other jurisdiction does not contravene the Applicable Securities Laws of such other jurisdiction or of Canada and provided that such sale does not trigger (i) any obligation to prepare and file a prospectus or similar disclosure document, or any other report with respect to such purchase in such other jurisdiction, or (ii) any registration or other obligation on the part of the Corporation in such other jurisdictions including but not limited to any continuing obligation in such other jurisdictions.

(c)
The certificate representing the Flow-Through Shares and the Warrants issued to a resident of Canada will bear a legend denoting the restrictions on transfer under Applicable Securities Laws in Canada (including National Instrument 45-102).

(d)
If at the date of their issue, the applicable restriction period has not expired, the certificates representing the Warrant Shares issued to a resident of Canada will bear a legend as prescribed by National Instrument 45-102.

(e)
In addition to the foregoing legends, the certificates representing the Flow-Through Shares and Warrant Shares, if issued prior to such time as the restrictive legends above are no longer required under Applicable Securities Laws in Canada, shall bear, in addition to any legend(s) required by National Instrument 45-102, the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

2.	Agent's Compensation

(a)
In consideration for the performance of its obligations hereunder, the Corporation shall, subject to the provisions of this Agreement, pay to the Agents an agent fee (the "Agent Fees") equal to 7.5% of the Gross Proceeds.

(b)
The Agents may retain one or more registered securities brokers or investment dealers to act as selling agent in connection with the sale of the Offered Securities but the compensation payable to such selling agents shall be the sole responsibility of the Agents, and only as permitted by and in compliance with all Applicable Securities Laws, upon the terms and conditions set forth in this Agreement and will require each such selling agent to so agree.

(c)
As additional consideration for the performance of their obligations hereunder, the Corporation shall issue to the Agent compensation warrants (the "Compensation Warrants") (in such name or names as the Agents may direct in writing) on the Closing. Each Compensation Warrant will entitle the holder to purchase one Compensation Unit at $0.45 per Compensation Unit for a 24-month period following the date of the Closing.

(d)
The certificates representing the Compensation Warrants and any certificates issued in replacement thereof will bear a legend denoting the restrictions on transfer under Applicable Securities Laws in Canada (including National Instrument 45-102).

(e)
If at the date of their issue, the applicable restriction period has not expired, the certificates representing the Agent Common Shares and Agent Warrants will bear a legend as prescribed by National Instrument 45-102.

(f)
In addition to the foregoing legends, the certificates representing the Agent Common Shares and the Warrant Shares issuable on exercise of the Agent Warrants, if issued prior to such time as the restrictive legends above are no longer required under Applicable Securities Laws in Canada, shall bear, in addition to any legend(s) required by National Instrument 45-102, the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

3.	Covenants and Certification of the Agents

The Agents covenants with the Corporation that it:

(a)
will conduct activities and shall cause the selling agents to conduct their activities in connection with arranging for purchasers of the Offered Securities in compliance with the Applicable Securities Laws and will indemnify the Corporation from all losses incurred by it as a result of a violation by the Agents or any selling agent retained by it of such Applicable Securities Laws;

(b)
will not deliver to any prospective Purchaser any document or material which constitutes an offering memorandum under Applicable Securities Laws except (i) the Base Prospectus and the Prospectus Supplement, which shall be delivered to each Purchaser who is not a resident of Canada on or prior to Closing together with the Subscription Agreement for the Flow-Through Units; and (ii) the Canadian Offering Memorandum which shall be delivered to each Purchaser resident in Canada on or prior to Closing;

(c)
will not solicit offers to purchase or sell the Offered Securities so as to require registration thereof or filing of a prospectus with respect thereto or continuing obligations on the part of the Corporation under the laws of any jurisdiction including, without limitation, the United States or any state thereof, and not solicit offers to purchase or sell the Offered Securities in any jurisdiction outside of Canada and the United States where the solicitation or sale of the Offered Securities would result in any statutory ongoing disclosure requirements in such jurisdiction or any registration requirements in such jurisdiction on the part of the Corporation except for the filing of a notice or report of the solicitation or sale;

(d)
will obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Corporation and to the Agents relating to the transactions herein contemplated, together with all documentation as may be necessary in connection with subscriptions for Offered Securities;

(e)
other than filing the Prospectus Supplement with the SEC, will refrain from any form of general advertising or any form of general solicitation in connection with the Offering including in (A) printed media of general and regular circulation or any similar medium, (B) radio, (C) television, or (D) electronic media or conduct any seminar or meeting concerning the offer and sale of the Offered Securities whose attendees have been invited by any form of general solicitation or general advertising, and not make use of any green sheet or other internal marketing document without the consent of the Corporation, such consent to be promptly considered and not to be unreasonably withheld;

(f)
will comply with, and ensure that it and its selling agents and it and its respective directors, officers, employees and affiliates comply with all Applicable Securities Laws and the terms and conditions set forth in this Agreement; and

(g)
certifies to the Corporation (and acknowledges that the Corporation is relying thereon) that the Agents, and (if applicable) others for whom they are contracting hereunder, are resident or otherwise subject to the securities legislation of the Province of Ontario and can avail themselves of the relevant Private Placement Exemptions available under the applicable securities legislation in such province.

4.	Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to and with the Agents (on its own behalf and on behalf of each of the Purchasers) that as at the date hereof:

(a)
the Corporation and each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority necessary to, and is qualified to, carry on its business as now conducted, and to own or lease its properties and assets in all jurisdictions in which it currently carries on business and/or owns or leases its properties and assets; and the Corporation has all required corporate power and authority to create, issue and sell the Offered Securities and the Compensation Warrants, to enter into this Agreement and the Subscription Agreements and to carry out the provisions of each of such agreements;

(b)
the authorized capital of the Corporation consists of an unlimited number of Common Shares of which, as of October 11, 2006 (being the date of the Letter Agreement) 123,321,883 Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

(c)
the Corporation has no subsidiaries other than the Subsidiaries listed in Schedule "C" and the Corporation beneficially owns, directly or indirectly, the percentage indicated of all the issued and outstanding shares in the capital of each Subsidiary free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully-paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Corporation of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any Subsidiary or any other security convertible into or exchangeable for any such shares;

(d)	the Corporation does not have any Significant Interest Companies other than the Subsidiaries;

(e)
no order prohibiting the sale of the Offered Securities or the issuance of the Compensation Warrants has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

(f)
no person, firm or corporation, as of the date hereof, has any agreement or option, or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, subscription or issuance of any securities of the Corporation, other than as set out in Schedule "B";

(g)
other than as disclosed in Schedule "D", each of the Corporation and the Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business (including, without limitation, all applicable Canadian federal, provincial, municipal and local environmental, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on the Corporation or the Subsidiaries;

(h)
except as qualified in the Disclosure Documents, the Corporation or a Subsidiary is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Disclosure Documents, all agreements under which the Corporation or a Subsidiary holds an interest in a property, business or asset are in good standing according to their terms except where the failure to be in such good standing does not and will not have a material adverse effect on the Corporation (on a consolidated basis) or its properties, business or assets, and the Disclosure Documents were as at the respective dates thereof true and correct in all material respects concerning the Corporation and the Subsidiaries, and contained no misrepresentations;

(i)
all information which has been prepared by the Corporation relating to the Corporation and the Subsidiaries and their business, property and liabilities and either publicly disclosed or provided to the Agents, including all financial, marketing and operational information provided to the Agents is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(j)
the Corporation has, and to the best of the Corporation's knowledge the directors and officers of the Corporation have, answered every question or inquiry of the Agents and their counsel in connection with the Agents' due diligence investigations fully and truthfully;

(k)
the Corporation is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will materially and adversely affect the business, affairs, operations, assets or liabilities (contingent or otherwise) of the Corporation and the Subsidiaries, considered as a whole;

(l)
the Corporation and each Subsidiary has obtained all certificates, authorizations, permits or licences necessary to conduct the business now owned or operated by it and the Corporation has not received any notice of proceedings relating to the revocation or modification of any material certificate, authority, permit or license necessary which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of the Corporation (on a consolidated basis);

(m)
the execution and delivery of this Agreement and the Subscription Agreements and the performance of the transactions contemplated thereunder and the filing with the SEC of the Prospectus Supplement does not and will not:

(i)
require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities regulatory authority or other third party, except: (i) such as have been obtained; or (ii) such as may be required under the applicable by-laws, policies, regulations and prescribed forms of the Exchange and the AMEX;

(ii)	result in a breach of or default under, nor create a state of facts which, after notice or lapse of time or both, would result in a breach of or default under, nor conflict with:

(A)
any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, directors or any committee of directors of the Corporation or any Subsidiary or any material indenture, agreement or instrument to which the Corporation or any Subsidiary is a party or by which it or they are contractually bound; or

(B)
any statute, rule, regulation or law applicable to the Corporation, or the Subsidiaries including, without limitation, the Applicable Securities Laws of the Offering Jurisdictions, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or the Subsidiaries; or

(C)
any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any Subsidiary is a party or by which the Corporation or any Subsidiary or a material portion of the assets of the Corporation or any Subsidiary are bound (a "Material Agreement"), or any judgment, decree, order, statute, rule or regulation applicable to any of them; and

(iii)
except as encumbered hereby, only, give rise to any lien, charge or claim in or with respect to the properties or assets now owned or hereafter acquired by the Corporation or any Subsidiary or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting any of them or any of their properties;

(n)
the auditors of the Corporation are independent public accountants as required by the Applicable Securities Laws and there has never been any reportable disagreement (within the meaning of National Instrument 51-102 - Continuous Disclosure) with the present or any former auditor of the Corporation;

(o)
the Corporation and each Subsidiary has filed all federal, provincial, territorial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations or condition (financial or otherwise) of the Corporation) on a consolidated basis and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith;

(p)
the Corporation and each Subsidiary has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any Subsidiary and there are no audits known by the Corporation's management to be pending of the tax returns of the Corporation or any Subsidiary (whether federal, state, provincial, territorial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a material adverse effect on the assets or properties, business, results of operations or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(q)
no domestic or foreign taxation authority has asserted or, to the best of the Corporation's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or each Subsidiary (including, without limitation, any predecessor companies) filed for any year which would have a material adverse effect on the assets or properties, business, results of operations or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(r)
the Corporation and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(s)
neither the Corporation nor, to the best of the Corporation's knowledge, any other party is in material default in the observance or performance of any term or obligation to be performed by it under any of the Material Agreements and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a material adverse effect on the assets or properties, business, results of operations or condition (financial or otherwise) of the Corporation (on a consolidated basis);

(t)
at Closing, the Corporation will have filed all documents, taken all proceedings and obtained all regulatory consents necessary as a precondition to the sale of the Offered Securities and the issuance of the Compensation Warrants hereunder;

(u)
this Agreement, the Subscription Agreements, the Warrants and the Compensation Warrants shall be, by the Time of Closing, duly authorized, executed and delivered by the Corporation and shall be legal, valid and binding obligations of the Corporation, enforceable in accordance with their terms (except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) general equitable principles or (iii) limitations under applicable law in respect of rights of indemnity, contribution and waiver of contribution);

(v)	the attributes of the Warrants will conform in all material respects with the description thereof contained in the Subscription Agreements;

(w)
at the Time of Closing: (i) the creation and issuance of the Warrants will have been validly authorized and issued; (ii) the creation and issuance of the Compensation Warrants will have been validly authorized and issued; (iii) upon the exercise of the Warrants, in accordance with the provisions thereof, the Warrant Shares will have been validly authorized and issued; and (iv) upon the exercise of the Compensation Warrants in accordance with the provisions thereof, the Agent Units will have been validly authorized and issued, and the Agent Common Shares will have been conditionally allotted for issuance by the Corporation as fully paid and non-assessable Common Shares of the Corporation, and the Common Shares issuable upon the exercise of the Agent Warrants will have been conditionally allotted for issuance by the Corporation as fully paid and non-assessable Common Shares of the Corporation;

(x)
other than the Agents, there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or agency fee in connection with the transactions contemplated herein and in the event any person acting or purporting to act for the Corporation establishes a claim for any such fee from the Agents, the Corporation covenants to indemnify and hold harmless the Agents with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

(y)
the minute books and corporate records of the Corporation and each Subsidiary made available to the Agents in connection with their due diligence investigations of the Corporation for the periods from the dates of their incorporation to the date of examination thereof contain all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Corporation or such Subsidiary, as the case may be, and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committee of the board of directors of the Corporation or such Subsidiary, as the case may be, to the date of review of such corporate records and minute books not reflected in such minute books and other records;

(z)
there is not, in the constating documents or by-laws of the Corporation or any Subsidiary or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation or any Subsidiary is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of its Common Shares;

(aa)
the audited annual financial statements of the Corporation (the "Financial Statements") (i) have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein, (ii) present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Corporation as at such dates and results of operations of the Corporation for the periods then ended, and (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation and there has been no change in accounting policies or practices of the Corporation since the dates of such Financial Statements;

(bb)
there are no actions, suits, proceedings or inquiries pending or to the Corporation's knowledge threatened against or affecting the Corporation or any Subsidiary at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affect, or may in any way materially adversely affect, the business, operations or condition (financial or otherwise) of the Corporation (on a consolidated basis) or its properties or assets or which affects or may affect the distribution of the Offered Securities, the Compensation Warrant or the Common Shares issuable upon the exercise of the securities underlying the Offered Securities or upon the exercise of the Compensation Warrants;

(cc)
except as disclosed in the Disclosure Documents and as set out in Schedule "E", none of the directors or officers of the Corporation, any holder of more than ten per cent of any class of shares of the Corporation, or any associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Securities Act (Ontario)), has any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Corporation or any Subsidiary;

(dd)
there are approximately 132 employees of the Corporation and its Subsidiaries and each of the Corporation and the Subsidiaries is in compliance with all laws respecting employment and employment practices;

(ee)
the Corporation and/or its Subsidiaries has full and proper title, free and clear of all defects of title and liens to the mineral licences, concessions and properties in connection with all of its properties and/or projects, including, but not limited to, the Black Fox Project in Matheson, Ontario, Canada, other than the Permitted Encumbrances set out in Schedule "F";

(ff)
the Corporation and the Subsidiaries are not in violation of, or in default in any material respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its respective operations or assets, including, but not limited to, the Black Fox Project in Matheson, Ontario, Canada, other than the Permitted Encumbrances set out in Schedule "F";

(gg)
other than in compliance with applicable law and as disclosed in Schedule "D", neither the Corporation nor any Subsidiary has used any of its property or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any pollutants, contaminants, chemicals or industrial toxic or hazardous waste or substances ("Hazardous Substances");

(hh)
other than as disclosed in Schedule "D", neither the Corporation nor any Subsidiary has caused or permitted the release, in any manner whatsoever, of any Hazardous Substances on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation or any Subsidiary is or may reasonably be alleged to have material liability or has received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable laws, statutes, ordinances, by-laws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to dealing with Hazardous Substances;

(ii)
the Corporation and each of the Subsidiaries is insured against such losses and risks and in such amount as are customary in the business in which it is engaged. All policies of insurance insuring the Corporation or any of the Subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect, and each of the Corporation and its Subsidiaries is in compliance with the terms of such policies in all material respects. There are no claims by the Corporation or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause;

(jj)
the offer, sale and issuance of the Offered Securities as contemplated by this Agreement will be duly registered under the registration requirements of the U.S. Securities Act and, subject to the accuracy of the representations and warranties of the Purchasers and the Agents, the offer, sale and issuance of the Offered Securities as contemplated by this Agreement will be exempt from the registration or qualifications requirements of the state securities or "blue sky" laws and regulations of any applicable state, other than New York, or other applicable jurisdiction and all other Applicable Securities Laws (other than the U.S. Securities Act);

(kk)	the Common Shares are quoted for trading on AMEX and the Exchange;

(ll)
no order ceasing, halting or suspending trading in securities of the Corporation nor prohibiting the sale of such securities has been issued to and is outstanding against the Corporation or its directors, officers or promoters, and, to the best of the Corporation knowledge, no investigations or proceedings for such purposes are pending or threatened;

(mm)
neither the Corporation nor any subsidiary thereof will have taken any action which would be reasonably expected to result in the delisting or suspension of quotation of the Common Shares on or from the AMEX or the Exchange and the Corporation will have complied, in all material respects, with the rules and regulations of eligibility on AMEX and the Exchange;

(nn)	the Corporation is a "reporting issuer" under section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and is not in default of any of the requirements of the 1934 Act;

(oo)
as of their respective filing dates, each report, schedule, registration statement and proxy filed by the Corporation with the SEC (each, an "SEC Report" and collectively, the "SEC Reports") (and if any SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then also on the date of filing of such amendment or superseding filing), including without limitation of the foregoing, the Registration Statement and the Prospectus as supplemented by the Prospectus Supplement (i) where required, were prepared in all material respects in accordance with the requirements of the U.S. Securities Act, or the U.S. Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated under such Acts applicable to such SEC Reports, (ii) did not contain any untrue statements of a material fact and did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) are all the forms, reports and documents required to be filed by the Corporation with the SEC since the Corporation commenced filing reports with the SEC. The Corporation's subsidiaries are not required to file any reports or other documents with the SEC. Each set of audited consolidated financial statements and unaudited interim financial statements of the Corporation (including any notes thereto) included in the SEC Reports (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) has been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Corporation as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which were not or are not expected to be material in amount. To the Corporation's knowledge, no events or other factual matters exist which would require the Corporation to file any amendments or modifications to any SEC Reports which have not yet been filed with the SEC but which are required to be filed with the SEC pursuant to the U.S. Securities Act or the 1934 Act; and

(pp)
each SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Corporation's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Corporation nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

The Corporation acknowledges that the Agents and each of the Purchasers are relying upon such representations and warranties.

5.	Covenants of the Corporation

The Corporation hereby covenants to and with the Agents (on the Agents' behalf and on behalf of the Purchasers) that:

(a)
the Corporation will use all reasonable efforts to maintain its status as a reporting issuer not in default in each of the Offering Jurisdictions in which it is a reporting issuer or equivalent for a period of six-years from the Closing Date;

(b)
the Corporation will use all reasonable efforts to maintain the listing of the Common Shares, including the Flow-Through Shares, on the Exchange and AMEX to the date which is six-years following the Closing Date and will use all reasonable commercial efforts so that the Common Shares underlying the Offered Securities other than the Common Shares underlying the Compensation Units and Agent Warrants, will be listed and posted for trading on the Exchange and AMEX upon their issue;

(c)	the Corporation shall, as soon as practicable, use all reasonable efforts to receive all necessary consents to the transactions contemplated herein; and

(d)
if, at any time prior to the Closing Date, any event occurs known to the Corporation as a result of which the Prospectus as supplemented by the Prospectus Supplement would include any untrue statements of material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they are made not misleading, or if it shall become necessary to amend the Prospectus or the Prospectus Supplement to comply with the U.S. Securities Act or the rules thereunder, the Corporation will give the Agents immediate notice thereof, and the Corporation will promptly prepare and file with the SEC an amendment or supplement to the Prospectus or the Prospectus Supplement which will correct such statement or omission or an amendment to effect such compliance.

6.	Conditions to Closing

The following are conditions to the closing of the transactions involving the issuance and sale of the Offered Securities contemplated hereby, which conditions the Corporation covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Time of Closing and which conditions may be waived in writing in whole or in part by the Agents:

(a)
the Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Offered Securities to the Purchasers prior to the Time of Closing as herein contemplated, it being understood that the Agents shall do all that is reasonably required to assist the Corporation to fulfil this condition;

(b)
the Corporation's board of directors shall have authorized and approved the execution and delivery of this Agreement and the acceptance of the Subscription Agreements, the allotment, issuance and delivery of the Offered Securities and the creation and issuance of the Compensation Warrants, the filing of the Prospectus Supplement and all matters relating thereto;

(c)	the Corporation shall have accepted one or more Subscription Agreements with the Purchasers;

(d)	the Corporation shall have filed the Prospectus Supplement with the SEC during the period required for such filing by SEC Rule 424(b)(5); and

(e)
the Agents shall have received an opinion, dated as of the Closing, of the Corporation's counsel (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates of the Transfer Agent, as to the issued capital of the Corporation; and (ii) as to matters of fact not independently established, on certificates of the Corporation's auditors or a public official) with respect to the following matters:

(i)
as to the incorporation and subsistence of the Corporation and each Subsidiary under the laws of its governing jurisdiction and as to the corporate power of the Corporation to carry out its obligations under this Agreement and the Subscription Agreements, and to issue the Offered Securities and the Compensation Warrants;

(ii)	as to the authorized and issued capital of the Corporation;

(iii)	that the Corporation is the registered holder of the percentage of the outstanding shares of each Subsidiary referred to in subsection 4(c) hereof;

(iv)	that the Corporation has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own its properties;

(v)
that none of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Corporation of its obligations hereunder and thereunder, or the sale or issuance of the Offered Securities will conflict with or result in any breach of the constating documents or by-laws of the Corporation;

(vi)
that each of this Agreement and the Subscription Agreements, have been duly authorized and executed and delivered by the Corporation, and constitute a valid and legally binding obligation of the Corporation enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(vii)	that the Offered Securities have been validly issued by the Corporation;

(viii)	that the Flow-Through Shares have been authorized and allotted for issuance and will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(ix)
that the Warrant Shares have been authorized and allotted for issuance upon the due exercise of the Warrants in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(x)	that the Compensation Warrants have been duly and validly created and issued by the Corporation;

(xi)
that the Agent Common Shares have been authorized and allotted for issuance upon the due exercise of the Compensation Units in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(xii)
that the Agent Warrants have been authorized and allotted for issuance upon the due exercise of the Compensation Units in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(xiii)
that the Common Shares issuable upon the due exercise of the Agent Warrants have been authorized and allotted for issuance upon the due exercise of the Agent Warrants in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Corporation;

(xiv)
that the issuance and sale by the Corporation of the Flow-Through Units to the Purchasers and the issuance by the Corporation of the Compensation Warrant to the Agents are exempt from the prospectus and registration requirements of Applicable Securities Laws in the Offering Provincial Jurisdictions and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the Applicable Securities Laws to permit such issuance and sale;

(xv)
that the Flow-Through Shares and Common Shares are qualified investments for trusts governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan or a deferred profit sharing plan under the Income Tax Act (Canada) (the "Tax Act") and the regulation under the Tax Act and, based upon information provided by the Corporation, the common shares at the date of their issue will not constitute "foreign property" for purposes of the Tax Act for persons subject to tax under part XI of the Tax Act; and

(xvi)	as to such other matters as the Agents' legal counsel may reasonably request prior to the Time of Closing;

(f)
the Agents shall have received a legal opinion addressed to the Agents from United States counsel for the Corporation, dated as of Closing, in form and substance satisfactory to the Agents, acting reasonably, with respect to the initial sale of the Offered Securities by the Agents and the Corporation, the conversion of the Offered Securities and the underlying Common Shares when issued and that the Registration Statement has become effective under the U.S. Securities Act; to the best knowledge of such counsel, no stop order suspending the effectiveness of such Registration Statement has been issued; the Prospectus Supplement was filed in the time period required under SEC Rule 424, the Prospectus as supplemented by the Prospectus Supplement comply as to form in all material respects with the applicable requirements of the U.S. Securities Act and rules promulgated pursuant thereto; and such counsel has no reason to believe that the Registration Statement or the Prospectus as supplemented by the Prospectus Supplement include any untrue statements of material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they are made not misleading;

(g)
the Agents shall have received an incumbency certificate dated the Closing Date including specimen signatures of the President and Chief Executive Officer, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

(h)
the Agents shall have received a certificate, dated the Closing Date, of the President and Chief Executive Officer and the Chief Financial Officer of the Corporation (or such other officer or officers of the Corporation acceptable to the Agents, acting reasonably), addressed to the Agents and its counsel to the effect that, to the best of their knowledge, information and belief, after due enquiry and without personal liability:

(i)
the representations and warranties of the Corporation in this Agreement are true and correct in all material respects as if made at and as of the Time of Closing and the Corporation has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied in all material respects at or prior to the Time of Closing;

(ii)
no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting trading in securities of the Corporation in any of the Offering Jurisdictions has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no stop order, ruling or determination having the effect of suspending the effectiveness of the Registration Statement has been issued, and no proceedings, investigations or enquiries for that purpose have been instituted or are pending;

(iii)	the articles and by-laws of the Corporation delivered at Closing are full, true and correct copies, unamended, and in effect on the date thereof;

(iv)
the minutes or other records of various proceedings and actions of the Corporation's board of directors relating to the Offering and delivered at Closing are full, true and correct copies thereof and have not been modified or rescinded as of the date thereof;

(v)
since the date of the Letter Agreement, there has been no material adverse change in the business, affairs, operations, assets, liabilities or capital of the Corporation and the Subsidiaries taken as a whole;

(vi)
none of the documents filed with applicable securities regulatory authorities since December 31, 2001 contained a misrepresentation as at the time the relevant document was filed that has not since been corrected; and

(vii)
the Common Shares underlying the Offered Securities shall have been approved for listing on the Exchange and AMEX, subject only to the official notices of issuance and fulfilment of such other conditions of the Exchange and AMEX as set out in the conditional listing letter;

(i)
the Common Shares underlying the Offered Securities shall have been approved for listing on the Exchange and AMEX, subject only to the official notices of issuance and fulfilment of such other conditions of the Exchange and AMEX as set out in the conditional listing letter;

(j)
the Agents shall have conducted all due diligence inquiries and investigations and not identified any material adverse changes or misrepresentations or any items materially adversely affecting the Corporation's affairs which exist as of the date hereof but which have not been widely disseminated to the public; and

(k)
the Agents shall have received certificates, issued under applicable provisions of the securities laws of the Offering Provincial Jurisdictions stating that the Corporation is not in default under the Applicable Securities Laws of such provinces, respectively.

It is understood that the Agents may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of the foregoing terms and conditions or any subsequent breach or non-compliance, provided that to be binding on the Agents any such waiver or extension must be in writing and signed by it.

The Corporation agrees that the aforesaid legal opinions and certificates to be delivered at the Time of Closing will also be addressed to the Purchasers and that the Agents may deliver copies thereof to such persons and to any persons who purchase Offered Securities.

7.	Termination of Obligations

If at any time before the Time of Closing:

(a)
there shall have occurred any adverse material change (actual, intended, anticipated or threatened) or the Agents shall have discovered any previously undisclosed adverse material fact (determined by the Agents in its sole discretion) in relation to the Corporation or the Subsidiaries, taken as a whole, which, in the opinion of the Agents, prevents or restricts trading in or the distribution of the Offered Securities or adversely affects or would reasonably be expected to adversely affect the market price or value of the Flow-Through Units and the underlying Flow-Through Shares;

(b)
there shall have occurred any change in the applicable securities laws of any province of Canada or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Agents and not upon activities of the Corporation) which, in the opinion of the Agents, prevents or restricts trading in or the distribution of the Offered Securities or adversely affects or would reasonably be expected to adversely affect the market price or value of the Flow-Through Units and the underlying Flow-Through Shares;

(c)
if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence or catastrophe, war or act of terrorism of national or international consequence or any law or regulation which, in the reasonable opinion of the Agents, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries, taken as a whole;

(d)
a cease trading order is made by any Securities Commission or other competent authority by reason of the fault of the Corporation or its respective directors, officers and agents and such cease trading order is not rescinded within 48-hours;

(e)	if the Corporation fails to obtain the approval of the Exchange for the conditional listing of any Common Shares underlying the Offered Securities; or

(f)	if the Registration Statement shall cease to be effective with the SEC or a stop order shall be issued with respect to the Registration Statement,

the obligations of the Agents contained in this Agreement may be terminated by the Agents in its sole discretion.

Any termination pursuant to the foregoing provisions shall be effected by notice in writing delivered by the Agents to the Corporation at its address as herein set out. Notwithstanding the giving of any notice of termination hereunder, the expenses agreed to be paid by the Corporation shall be paid by the Corporation as herein provided and the obligations of the Corporation under Sections 9, 10 and 11 hereof shall survive.

In the event of a termination pursuant to and in accordance with the provisions hereof and notice having been given, as aforesaid, there will be no further liability on the part of the Agents under this Agreement. The rights of the Agents to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

8.	Closing

The Closing will be completed at the offices of the Corporation's counsel, Fogler, Rubinoff LLP Barristers & Solicitors, 1200-95 Wellington Street West, Toronto-Dominion Centre, Toronto, ON M5J 2Z9, or such other place or places as may be agreed upon by the Corporation and the Agents, provided that if the Corporation has not been able to comply with any of the conditions set forth under Section 6 "Conditions to Closing" prior to the date of Closing may be extended by mutual agreement of the Corporation and the Agents, failing which, the respective obligations of the parties will terminate without further liability or obligation except as set out under Sections 9, 10 and 11 hereof.

At Closing, the Corporation shall deliver to the Agents:

(a)	certificates, duly registered as the Agents may direct, representing the Offered Securities purchased;

(b)	the requisite legal opinions and certificates as contemplated in Section 6 hereof;

(c)
a direction addressed to the Agents directing the Agents to pay the Gross Proceeds less the Agent Fees and the reasonable out-of-pocket expenses of the Agents including the fees and disbursements of counsel to the Agents (including GST), respectively; and

(d)	such further documentation as may be contemplated herein,

against payment of the purchase price for the Offered Securities by certified cheque, bank draft or other acceptable electronic means, to the Corporation as contemplated herein.

All representations and warranties contained herein and all of the covenants and agreements of the Corporation herein, to the extent that they are required to be performed on or before Closing, shall be construed as conditions and any breach or failure to comply with any thereof shall entitle the Agents, at its option, in addition to and not in lieu of any other remedies the Agents have in respect thereof, to terminate and cancel its obligations hereunder by written notice to that effect given to the Corporation prior to the Time of Closing, as appropriate. It is understood that the Agents may waive in whole or in part or extend the time for compliance with any such terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Agents any such waiver or extension must be in writing and signed by the Agents.

9.	Expenses

Whether or not Closing occurs, the Corporation shall pay all costs and expenses of, or incidental to, the Offering, including, without limitation, the costs and filing fees with respect to the private placement of the Offered Securities, the listing of the Listed Shares on the Exchange, the cost of printing the certificates representing the Listed Shares, the cost of registration and delivery of such certificates, and the reasonable fees and expenses of each of the Corporation's auditors, legal counsel and local legal counsel in connection with the Offering. The reasonable legal fees of the Agents' legal counsel up to a maximum of CDN$25,000 (such maximum not to include disbursements and applicable GST); and the Agents' reasonable out-of-pocket expenses shall be paid at Closing by the Corporation to the Agents upon written advice from the Agents as to such costs and expenses in a form acceptable to the Corporation, acting reasonably.

In the event the Corporation withdraws from or terminates the Offering as the result of entering into an alternative financing arrangement or a proposed or contemplated merger, amalgamation, reorganization, plan of arrangement, take-over bid or other similar transaction involving the Corporation or a sale of all or substantially all of the assets of the Corporation (collectively, an "Alternative Transaction"), the Corporation will pay to the Agents the commission outlined above in Section 2 that would be otherwise payable pursuant to the terms of this Agreement if the offering were for $999,999.45.

10.	Indemnity

The Corporation agrees to indemnify and hold harmless the Agents' and each of the affiliates, directors, officers, agents and employees of the Agents and its affiliates, to the full extent lawful, from and against any actions or claims (collectively, the "Claims"), including actions by shareholders, and all related damages, liabilities and losses, other than lost profits or remuneration or other costs of personnel, and including any reasonable amount paid with the consent of the Corporation, not to be unreasonably withheld, to settle a Claim, related to or arising out of such engagement or the Agents' role in connection therewith, and will reimburse the Agents and any other party entitled to be indemnified hereunder for all expenses (other than remuneration or other cost of personnel, or expenses in the nature of overhead but including the fees of counsel to the Agents on a solicitor and client basis as set forth below) reasonably incurred by it or any such other Indemnified Party in connection with investigating, preparing or defending any such Claim, whether or not in connection with pending or threatened litigation to which it is a party. The Corporation will not be responsible for any Claims or expenses associated therewith which are finally judicially determined to have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party hereunder. The Corporation also agrees that neither the Agents nor any of its affiliates, nor any officer, director, employee or agent of the Agents or any of its affiliates, nor any person controlling the Agents nor any of its affiliates, shall have any liability to the Corporation for or in connection with such engagement except as a result of the Agents' willful misconduct, bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that the Agents or any Indemnified Party may have at common law or otherwise in connection with the transactions contemplated hereby including, without limitation, the following:

(a)
any statement (other than a statement contained in and included in reliance upon and in conformity with written information furnished to the Corporation by the Agents relating to the Agents specifically for use therein) in any document filed by the Corporation or any predecessor thereto with the relevant securities regulatory authorities in Canada since December 31, 2001 including the Registration Statement, the Prospectus, the Prospectus Supplement and all press releases filed on SEDAR, which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(b)
the omission or alleged omission to state in any certificate of the Corporation or of any officers of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with written information furnished to the Corporation by the Agents relating to the Agents specifically for use therein) required to be stated therein where such omission or alleged omission constitutes or is alleged to constitute a misrepresentation;

(c)
any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority based upon any failure or alleged failure to comply with applicable securities laws (other than any failure or alleged failure to comply by the Agents) preventing and restricting the trading in or the sale of the Offered Securities in the provinces of Canada or in the United States or any state thereof;

(d)
the non-compliance or alleged non-compliance by the Corporation with any requirement of Applicable Securities Laws, including the Corporation's non-compliance with any statutory requirement to make any document available for inspection; or

(e)	any breach of any representation, warranty or covenant of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder,

and will reimburse the Agents promptly upon demand for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such losses, claims, damages, liabilities or actions in respect thereof, as incurred.

The Corporation shall not pursuant to this indemnity be obliged in any event to pay, as regards any particular Claim or series of related Claims, the fees and disbursements of more than one counsel in addition to those of its own counsel.

The Agents covenant and agree that each shall use its reasonable efforts to co-operate fully with the Corporation in the investigation and defence of any Claim or potential Claim and to cause any other Indemnified Party to so cooperate. To the extent that any party entitled to be indemnified hereunder is not a party to this indemnity agreement, the Agents shall obtain and hold the rights and benefits of these agreements in trust for and on behalf of such party.

Promptly after receipt by the Agents or any other Indemnified Party of notice of or the communication of any Claim or of any fact which reasonably might give rise to any Claim, the Agents or such other party shall notify the Corporation in writing of such Claim or facts and the Corporation shall assume the investigation and defence or contestation thereof and shall employ counsel satisfactory to the Agents, acting reasonably, and neither the Agents nor such other party shall incur any expense as regards such Claim or facts, including any investigation for which the Corporation would be liable to indemnify without the Corporation's prior written consent which shall not be unreasonably withheld. Notwithstanding the preceding sentence the Agents will be entitled to employ counsel separate from counsel to the Corporation or to any other party in such action if the Agents, acting reasonably, determines that a conflict of interest exists which makes representations by counsel chosen by the Corporation not advisable or that it is likely that such a conflict of interest will develop.

The Corporation shall not, without the prior written consent of the Agents, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Agents or any Agents' Personnel are a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Agent and all Agents' Personnel from all liability arising out of such claim, action, suit or proceeding.

Notwithstanding the foregoing, an indemnifying party shall not be liable for the settlement of any claim or action in respect of which indemnity may be sought hereunder effected without its written consent, which consent shall not be unreasonably withheld.

If any matter or thing contemplated by this section shall be asserted against any person in respect of which indemnification is or might reasonably be considered to be provided, such person (the "Indemnified Party") will notify the Corporation as soon as possible and in any event on a timely basis, of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement may be made by the Corporation or the Indemnified Party without the prior written consent of the other.

To the extent that any Indemnified Party is not a party to this Agreement, the Agents shall obtain and hold the right and benefit of the indemnity provisions hereunder in trust for and on behalf of such Indemnified Party.

11.	Contribution

In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, each of the Agents and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Agents shall be responsible for that portion represented by the percentage that the Agent Fees paid by the Corporation to the Agents bears to the Gross Proceeds realized from the sale of the Offered Securities and the Corporation shall be responsible for the balance, whether or not it has been sued, provided that, in no event, shall the Agents be responsible for any amount in excess of the amount of the Agent Fees actually received by it. In the event that the Corporation may be held to be entitled to contribution from the Agents under the provisions of any statute or law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Agents is responsible, as determined above, and (ii) the amount of the Agent Fees actually received by the Agents. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section.

The rights to indemnity and contribution provided in this Agreement shall be in addition and not in derogation of any other right to indemnity or contribution which the Agents or the Corporation may have by statute or otherwise by law.

12.	Notice

Any notice or other communication to be given by delivery or by facsimile hereunder shall, in the case of notice to the Corporation, be addressed to the Corporation at the address appearing on page 1 of this Agreement, Attention: R. David Russell, Chief Executive Officer, Facsimile No.(720) 482-0957, and in the case of notice to the Agents:

Regent Mercantile Bancorp Inc.
95 Wellington Street West, Suite 900
Toronto, ON M5J 2N7

Attention: J. Jay Jaski, Chairman & CEO
Facsimile No.: 416-865-9550;

and a copy to:

Limited Market Dealer Inc.
1110 Finch Avenue West, Suite 210
Toronto, ON M3J 2T2

Attention: Joe Dwek, President
Facsimile No.: 416-665-4772;

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or one hour after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or facs imile number.

13.	Time of the Essence

Time shall be of the essence of this Agreement and every part hereof.

14.	Further Assurances

Each of the parties hereto shall cause to be done all such acts and things or execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purposes of carrying out the provisions and intent of this Agreement.

15.	Assignment

Except as contemplated herein, no party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this agreement shall enure to the benefit of, and shall be binding upon, the Corporation and the Agents and its respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions contained in this Agreement, this Agreement and all conditions and provisions of this Agreement being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the covenants and indemnities of the Corporation set out under the heading "Indemnity" shall also be for the benefit of the Agents' Personnel.

16.	Counterpart Provision

This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

17.	Entire Agreement

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties including, but not limited to, the Letter Agreement and the Co-Agent Letter Agreement, with respect to the subject matter hereof whether verbal or written.

18.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

19.	Survival of Warranties, Representations, Covenants and Agreements

All warranties, representations, covenants, indemnities and agreements of the Corporation herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Purchasers of the Offered Securities and shall continue in full force and effect for the benefit of the Agents for a period of two-years.

20.	Language

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

21.	Facsimile

The Corporation and the Agents shall be entitled to rely on delivery by facsimile of an executed copy of this Agreement and acceptance by the Corporation and the Agents of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Agents in accordance with the terms of this Agreement.

22.	Acceptance

If this letter accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate acceptance by executing where indicated below and returning a signed copy of this Agreement to the Agents.

***THIS PAGE INTENTIONALLY LEFT BLANK***

Yours very truly,

REGENT MERCANTILE BANCORP INC.

Per: /s/ J. JAY JASKI
Name: J. JAY JASKI
Title: Chairman and CEO

LIMITED MARKET DEALER INC.

Per: /s/

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date provided at the top of the first page of this Agreement.

APOLLO GOLD CORPORATION

Per: _/s/ R. DAVID RUSSELL__________
Name: R. David Russell
Title: President & CEO